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                                                                     Exhibit 5.1


                                HALE AND DORR LLP



                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 - fax 617-526-5000



                                                     August 9, 1999



Focal, Inc.
Four Maguire Road
Lexington, Massachusetts  02421

         Re:   1999 Stock Incentive Plan
               -------------------------

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 875,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of Focal, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1999 Stock Incentive Plan (the "Plan").

         We have examined the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed appropriate for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the legal capacity of individual signatories, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of any such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plan, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation law statute and the federal laws of the United States of America.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. This opinion is solely for your benefit in connection with the Registration Statement and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                                        Very truly yours,

                                        /s/ Hale and Dorr LLP
                                        ---------------------
                                        HALE AND DORR LLP